EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated April 5, 2004, except for Note 14, as to which the date is April 12, 2004, and the reincorporation and stock split described in Note 1, as to which the date is May 28, 2004, relating to the financial statements and financial statement schedule of Multi-Fineline Exectronix, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

May 28, 2004